Exhibit 3.2

SECOND AMENDED AND RESTATED BYLAWS

OF

LASE CORP.

(a Delaware corporation)

* * * *

ARTICLE I

OFFICES

Section 1.01 Registered Office. The registered office and registered agent of LASE Corp. (the “Corporation”) in the State of Delaware shall be fixed in the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), unless and until changed by the Board of Directors of the Corporation (the “Board”) in the manner provided by law.

Section 1.02 Other Offices. The Board may at any time establish other offices at any place or places where the Corporation is qualified to do business.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.01 Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, determined by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Section 2.02 Annual Meeting. The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board. At the annual meeting, stockholders shall elect directors and transact such other business as may properly be brought before the meeting in accordance with Section 2.04 of these Bylaws.

Section 2.03 Special Meetings.

(a)	A special meeting of the stockholders may be called at any time by the Board, the chairperson of the Board, the chief executive officer or the president (in the absence of a chief executive officer), or by the secretary of the Corporation upon the written request, in accordance with this Section 2.03, of one or more stockholders of record who together own at least twenty-five percent (25%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, but such special meetings may not be called by any other person or persons.

(b)	A stockholder request for a special meeting under this Section 2.03 shall be delivered to the secretary at the principal executive offices of the Corporation and shall set forth the purpose or purposes of the meeting, the matters proposed to be acted upon, the reasons for conducting such business at the meeting, and the information concerning the requesting stockholders and any proposed business or nominations that would be required under Section 2.04 of these Bylaws if such stockholders were proposing such business or nominations at an annual meeting. The Board shall determine the date, time, and place of any such special meeting, which shall be held not later than one hundred eighty (180) days after the Corporation’s receipt of a valid request satisfying the requirements of this Section 2.03.

(c)	No business may be transacted at any special meeting of stockholders other than the business specified in the notice of meeting. Nothing contained in this Section 2.03 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

Section 2.04 Advance Notice Procedures; Notice of Stockholders’ Meetings.

(a)	Only persons who are nominated in accordance with the procedures set forth in this Section 2.04 shall be eligible for election as directors. Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board, or (iii) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.04 and who is a stockholder of record at the time such notice is delivered to the secretary of the Corporation. Section 2.04(a)(iii) shall be the exclusive means for a stockholder to make nominations or submit other business before an annual meeting of stockholders (other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(b)	For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section 2.04, the stockholder must have given timely notice thereof in writing and otherwise in proper form in accordance with this Section 2.04(b) to the secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is convened more than thirty (30) days prior to, or delayed by more than sixty (60) days after, the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation.

(c)	To be in proper form, a stockholder’s notice to the secretary must set forth, as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-19 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and, as to any other business the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, and any material interest of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

(d)	Such stockholder’s notice must also set forth, as to the stockholder giving notice and any beneficial owner on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder and beneficial owner, (ii) the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by such stockholder and beneficial owner, (iii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived, in whole or in part, from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (iv) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote or has granted a right to vote any shares of any security of the Corporation, (v) any short interest in any security of the Corporation held by such stockholder or beneficial owner, (vi) a description of any agreement, arrangement, or understanding with respect to the nomination or proposal between or among such stockholder and beneficial owner and any other person, including without limitation any derivative or hedging transaction, (vii) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Corporation, (viii) any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, (ix) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (x) a representation as to whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of the Corporation’s voting shares to carry the proposal, or, in the case of a nomination, to elect the nominee, and/or otherwise to solicit proxies in support of such proposal or nomination in compliance with Rule 14a-19 under the Exchange Act.

(e)	Notwithstanding anything in the second sentence of paragraph (b) of this Section 2.04 to the contrary, if the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.04 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(f)	To be eligible to be a nominee for election or re-election as a director of the Corporation, a proposed nominee must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 2.04) to the secretary (i) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request of any stockholder of record identified by name within five (5) business days of such written request) and (ii) a written representation and agreement (in the form provided by the secretary upon written request of any stockholder of record identified by name within five (5) business days of such request) that such person (A) is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question that has not been disclosed to the Corporation, or any such agreement, arrangement, or understanding that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation.

(g)	Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board, or (ii) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.04 and who is a stockholder of record at the time such notice is delivered to the secretary of the Corporation.

(h)	Only persons nominated in accordance with the procedures set forth in this Section 2.04 shall be eligible to serve as directors, and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.04. The chairperson of the meeting shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.04 and, if any proposed nomination or business is not in compliance with this Section 2.04, to declare that such defective proposal or nomination shall be disregarded.

(i)	Notwithstanding the foregoing provisions of this Section 2.04, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 2.04. Nothing in this Section 2.04 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(j)	A stockholder providing notice of any nomination or other business proposed to be brought before a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct (i) as of the record date for determining the stockholders entitled to notice of the meeting and (ii) as of the date that is ten (10) business days prior to the meeting or any adjournment, postponement, or rescheduling thereof. Such update and supplement shall be delivered to the secretary at the principal executive offices of the Corporation not later than three (3) business days after the later of the record date or the date notice of the record date is first publicly announced (in the case of the update and supplement required to be made as of the record date), and not later than seven (7) business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, postponement, or rescheduling thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, postponement, or rescheduling thereof).

(k)	The Corporation may also, as a condition to any such nomination or business being deemed properly brought before a meeting, require any stockholder providing notice or any proposed nominee to deliver to the secretary, within five (5) business days of any such request, such other information as may reasonably be requested by the Corporation, including such other information as may be reasonably required by the Board, in its sole discretion, to determine (i) the eligibility of such proposed nominee to serve as a director of the Corporation, (ii) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation, and (iii) such other information that the Board determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(l)	Whenever stockholders are required or permitted to take any action at a meeting, the Corporation shall deliver written or electronic notice, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining stockholders entitled to notice of the meeting), and, in the case of a special meeting, the purpose or purposes for which the meeting is called, to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, not fewer than ten (10) nor more than sixty (60) days before the date of the meeting.

Section 2.05 Fixing of Record Date. For the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the Board may fix, in advance, a record date, which shall not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

Section 2.06 Quorum.

(a)	One-third (1/3) of the votes entitled to be cast on a matter, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders with respect to such matter; provided, that in no event shall a quorum consist of less than one-third (1/3) of the shares entitled to vote at the meeting, as required by Section 216 of the DGCL. If less than a quorum of the outstanding shares are represented at a meeting, such meeting may be adjourned without further notice, other than announcement at the meeting, for a period not to exceed sixty (60) days from the original record date.

(b)	Stockholders present or represented by proxy at a meeting at which a quorum is initially present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.07 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the Certificate of Incorporation and applicable provisions of the DGCL, subject to Section 2.05 of these Bylaws. Except as may be otherwise provided in the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder. There shall be no cumulative voting in the election of directors unless the Certificate of Incorporation provides otherwise.

Section 2.08 Adjourned Meetings; Notice. Any stockholders’ meeting, whether annual or special, may be adjourned from time to time, either by the chairperson of the meeting or by the vote of the majority of shares present in person or represented by proxy at the meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken.

Section 2.09 Chairman of Meetings. The chairperson of the Board, if one is elected, or, in his or her absence or disability or refusal to act, the chief executive officer of the Corporation, or in the absence, disability, or refusal to act of the chairperson of the Board and the chief executive officer, a person designated by the Board shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

Section 2.10 Secretary of Meetings. The secretary of the Corporation shall act as secretary at all meetings of the stockholders. In the absence, disability, or refusal to act of the secretary, the chairman of the meeting shall appoint a person to act as secretary at such meeting.

Section 2.11 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.12 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01 General Powers. Subject to the provisions of the DGCL and any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

Section 3.02 Number of Directors. The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of at least one member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 3.03 Election, Qualification and Term of Office of Directors. Except as provided in Section 3.04 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for directors.

Section 3.04 Resignation and Vacancies. Any director may resign at any time upon written notice to the Corporation. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any vacancy occurring in the Board, including a vacancy resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so elected shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, or removal.

Section 3.05 Removal. Unless otherwise provided in the Certificate of Incorporation, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 3.06 Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or outside the State of Delaware. Unless the Certificate of Incorporation provides otherwise, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.07 Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 3.08 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary, or a majority of the directors then in office. At least twenty-four (24) hours before each special meeting of the Board, notice of the time and place, if any, of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, electronic mail, or other means of electronic transmission, charges prepaid, addressed to each director at that director’s address as it is shown on the records of the Corporation. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.09 Quorum. A majority of the authorized number of directors shall constitute a quorum for the transaction of business, unless the Certificate of Incorporation or these Bylaws require a greater number. Every act or decision done or made by a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Board, unless the Certificate of Incorporation, these Bylaws, or applicable law require a greater percentage.

Section 3.10 Action Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing or by electronic transmission to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of the Board.

Section 3.11 Compensation. The Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 3.12 Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports, or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

COMMITTEES

Section 4.01 Committees of the Board. The Board may designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board.

Section 4.02 Limitations on Committee Authority. Notwithstanding Section 4.01, no committee shall have the power or authority to: (a) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval; (b) adopt, amend, or repeal these Bylaws; (c) fill vacancies on the Board or any committee thereof; (d) amend the Certificate of Incorporation; (e) approve a merger, consolidation, or sale, lease, or exchange of all or substantially all of the Corporation’s property and assets, in each case, that requires stockholder approval under the DGCL; (f) declare a dividend or authorize the issuance of stock, except as may be provided in the resolution establishing such committee in accordance with Section 152 or Section 153 of the DGCL; or (g) take any other action reserved to the Board under the DGCL that may not be delegated to a committee of the Board.

Section 4.03 Meetings and Actions of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of this Article IV and Article III of these Bylaws, including, without limitation, Section 3.06 (place of meetings; meetings by telephone), Section 3.07 (regular meetings), Section 3.08 (special meetings and notice), Section 3.09 (quorum), and Section 3.10 (action without a meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee, special meetings of committees may also be called by resolution of the Board, and notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the governance of any committee not inconsistent with the provisions of these Bylaws.

Section 4.04 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

ARTICLE V

OFFICERS

Section 5.01 Officers. The officers of the Corporation shall be a chief executive officer, a president, a secretary, and a treasurer or chief financial officer. The Corporation may also have, at the discretion of the Board, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of this Article V. Any number of offices may be held by the same person.

Section 5.02 Election of Officers. The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03 or Section 5.05 of these Bylaws, shall be chosen by the Board and shall serve at the pleasure of the Board, subject to the rights, if any, of an officer under any contract of employment.

Section 5.03 Subordinate Officers. The Board may appoint, or may empower the chief executive officer or the president to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

Section 5.04 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice.

Section 5.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.03 of these Bylaws.

Section 5.06 Chief Executive Officer. Subject to such supervisory powers as may be given by the Board to the chairperson of the Board, if any, the chief executive officer shall, subject to the control of the Board, have general supervision, direction, and control of the business and officers of the Corporation.

Section 5.07 President. The president shall have such powers and duties as may be prescribed by the Board or the chief executive officer. In the absence or disability of the chief executive officer, the president shall perform the duties of the chief executive officer, and when so acting, shall have the powers of, and be subject to the restrictions on, the chief executive officer.

Section 5.08 Vice Presidents. The vice presidents, if any, shall perform such duties and have such powers as the Board, the chief executive officer, or the president may from time to time prescribe.

Section 5.09 Secretary. The secretary shall keep, or cause to be kept, a book of minutes of all meetings and actions of the Board, committees of the Board, and stockholders, and shall give, or cause to be given, notice of all meetings of the stockholders and of the Board required to be given by law or by these Bylaws.

Section 5.10 Treasurer or Chief Financial Officer. The treasurer or chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation and shall render to the chief executive officer, the president, and the Board, upon request, an account of all transactions and of the financial condition of the Corporation.

ARTICLE VI

STOCK

Section 6.01 Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation representing the number of shares registered in certificate form.

Section 6.02 Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation, kept at the office of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Except where a certificate is issued in accordance with Section 6.04 of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 6.03 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 6.04 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Corporation may require the owner of the lost, stolen, or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate.

Section 6.05 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 6.05 or to vote in person or by proxy at any meeting of stockholders.

ARTICLE VII

NOTICES; WAIVER OF NOTICE

Section 7.01 Notice. Whenever, under the provisions of applicable law, the Certificate of Incorporation, or these Bylaws, notice is required to be given to any director or stockholder, such notice may be given in writing, by mail, addressed to such director or stockholder at such address as appears on the records of the Corporation, with postage thereon prepaid, or by electronic transmission as permitted by the DGCL and as consented to by the recipient, if applicable. Any such notice shall be deemed to be given at the time when the same is deposited in the United States mail or sent by electronic transmission, as applicable.

Section 7.02 Waiver of Notice. Whenever any notice is required to be given under the provisions of applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Right to Indemnification. The Corporation shall indemnify, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.02 Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.01 of these Bylaws, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in appearing at, participating in, or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VIII (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under this Article VIII or otherwise.

Section 8.03 Right of Claimant to Bring Suit. If a claim under Section 8.01 of these Bylaws is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation, or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.04 Non-Exclusivity of Rights. The rights conferred by this Article VIII shall not be exclusive of any other right which any person seeking indemnification may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 8.05 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Section 8.06 Nature of Rights. The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Any amendment, alteration, or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 8.07 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation, or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.01.

Section 9.02 Electronic Transmission. “Electronic transmission,” as used in these Bylaws, means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 9.03 Corporate Seal. The Board may adopt a corporate seal, which shall be in such form as the Board may determine. The corporate seal may be used by causing it, or a facsimile thereof, to be impressed, affixed, reproduced, or otherwise used.

Section 9.04 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 9.05 Construction; Headings. Unless the context otherwise requires, the singular shall include the plural and the plural shall include the singular; the masculine gender shall include the feminine and neutral genders. The headings used in these Bylaws are for convenience of reference only and shall not affect the construction of any provision of these Bylaws.

Section 9.06 Severability. If any provision of these Bylaws or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of these Bylaws and the application of such provision to other persons or circumstances shall not be affected thereby.

Section 9.07 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL, or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE X

AMENDMENTS

Section 10.01 Amendments. Subject to any additional vote required by the Certificate of Incorporation, these Bylaws may be amended, altered, or repealed, and new bylaws may be adopted, at any regular or special meeting of the Board or by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

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